Exhibit 99.1

HCW Biologics and WY Biotech

Announce Closing of First Round of Financing

For Newly Formed Joint Venture Trimmune

HCW Biologics receiving cash fee and co-founder shares in Trimmune valued at $7.0 million

Trimmune will hold exclusive worldwide license for rights to high potential preclinical molecule created with HCW Biologics’ TRBC drug development platform

Initiation of Phase 1 clinical study expected in the first half of 2027

HCW Biologics retains royalty-free option to reclaim the rights to the Americas territory

MIRAMAR, Fla., February 13, 2026 (GLOBE NEWSWIRE) -- HCW Biologics Inc. (“HCW Biologics”) (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company focused on discovering and developing innovative immunotherapies to extend health span by targeting the link between chronic inflammation and disease, and WY Biotech Co., Ltd. (“WY Biotech”), a China-based company specializing in the early-stage development of recombinant protein drugs and gene/cell therapies, today jointly announced the commencement of an exclusive worldwide license agreement covering the development and commercialization rights for certain in vivo applications for one of HCW Biologics’ proprietary molecules, HCW11-006. For additional consideration, the deal also includes an option to license the exclusive Greater China rights to clinical development and commercialization for in vivo applications of HCW9302, HCW Biologics’ clinical-stage molecule currently being evaluated for the treatment of an autoimmune disorder.

For this venture, WY Biotech and HCW Biologics formed a new operating entity, Beijing Trimmune Biotech Co., Ltd. (“Trimmune”), which is the licensee responsible for the development and commercialization of the licensed molecules. Trimmune is backed by the CITIC Medical Fund (“CITIC”), a multi-billion-dollar investment fund focused on innovative companies primarily targeting pharmaceuticals, biotechnology, medical devices, and diagnostics, and TigerYeah Capital Fund of TigerMed (“TigerMed”), a global leading Contract Research Organization. Trimmune is led by a team with an impressive track record for success in the development and commercialization of innovative drugs that treat diseases with large, unmet medical needs for the Chinese market.

Upon completing the financing agreements with CITIC and TigerMed, Roger Lu, Chairman of Trimmune, stated, “With a strong financial foundation now in place, including receipt of initial funding from TigerMed, Trimmune is now able to begin funding the upfront licensing fee and formally commence our partnership with HCW Biologics. The scientists at HCW Biologics are partners who will make critical contributions to the development of HCW11-006 as well as share in the success of this program through our profit-sharing arrangement for major transactions and its significant equity stake in this joint enterprise. With the expertise of HCW Biologics and TigerMed, and with the strong support of Chinese venture partners, we have the expertise and resource commitments to build a strong clinical development program to treat cancer-related diseases in both the Chinese-NMPA and the US-FDA systems.”

Mr. Lu continued, “Based on strong data seen in results of preclinical in-vitro and in-vivo studies, Trimmune expects to initiate a Phase 1 clinical trial in China to evaluate HCW11-006 in the treatment of solid tumors in the first half of 2027. Our strategy is to demonstrate clinical data that we believe will provide significant medical benefits to a large patient population.”

Mr. Lu added, “The value of HCW11-006 development, together with Trimmune’s development capability, is well recognized by the venture capital circle, the pharmaceutical industry, and the top oncologists in China.” He further said, “Closely collaborating with HCW Biologics, Trimmune believes it will be able to demonstrate HCW11-006’s clinical benefits that will capture the global pharmaceutical industry’s attention, opening the door for further business development opportunities.”

Today, Trimmune is initiating payment of half of the $3.5 million upfront cash license fee to HCW Biologics ($1,750,000), with the remainder to be paid on or before March 6, 2026. The $3.5 million upfront license fee, combined with HCW Biologics’ minority co-founder equity position in Trimmune, also currently valued at approximately $3.5 million, constitute consideration for the HCW11-006 license. In addition to the upfront license fee, HCW Biologics is eligible to receive significant development milestone payments and double-digit royalties on future product sales, as well as a portion of the proceeds from future transaction(s) involving the licensed molecule, if and when such transaction(s) occur.

Additionally, HCW Biologics has a payment-free, milestone-free, and royalty-free option to recapture all rights to the development and commercialization of HCW11-006 for in vivo applications in the United States, Canada, Central America, and South America (Opt-in Territory) after the conclusion of the Phase 1 clinical trial in China. If HCW Biologics exercises the option, HCW Biologics and Trimmune will be co-development partners. The parties agreed to build unified clinical programs, and to work together in the business development operations when the HCW11-006 co-development project generates key clinical data, to actively explore business development opportunities with multi-national corporations.

Each party will be financially responsible for all costs associated with research and development, manufacturing, clinical development, regulatory approval, and commercialization for the licensed molecule in its territory. Therefore, expenses to complete the first Phase 1 clinical trial in China will be paid by Trimmune. This arrangement allows HCW Biologics to have direct access to the Phase 1 results without financial responsibility for the cost.

Dr. Hing C. Wong, Ph.D., Chief Executive Officer of HCW Biologics, said, “We are excited that WY Biotech and HCW Biologics have successfully established an entity to laser focus on the development and commercialization of HCW11-006. We believe we have provided Trimmune with a running start in its clinical development efforts. Along with our collaborators, who are leaders in the immunotherapeutic field, HCW Biologics has already demonstrated that HCW11-006 is a highly promising drug candidate as an injectable immunotherapeutic for cancer and infectious diseases.”

Dr. Wong continued, “We are also pleased to be working with Trimmune’s seasoned management team. We are satisfied with Trimmune’s capabilities in financing, pre-clinical and clinical development, and business development. HCW11-006 is the first high-potential molecule created with our promising TRBC platform. We will be working closely with Trimmune to continue to develop HCW11-006 with the goal of creating treatments for indications that currently have none available, to benefit a large population of patients.”

About HCW Biologics Inc.

HCW Biologics Inc. (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing proprietary immunotherapies to treat diseases promoted by chronic inflammation, especially age-related and senescence-associated diseases. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of cancer and many other diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and potentially extend longevity. Chronic inflammation, including inflammaging, is believed to be a significant contributing factor to senescence-associated diseases and conditions that diminish health span, including many types of cancer, autoimmune diseases, and neurodegenerative diseases, as well as many indications that impact quality-of-life that are not life-threatening. The Company’s lead product candidate, HCW9302, was developed using the Company’s legacy TOBI™ (Tissue factOr-Based fusIon) platform. The Company has created another drug discovery technology, the TRBC platform, which is not based on Tissue Factor. The TRBC platform has the capability to construct immunotherapeutics that not only activate and target immune responses but are also equipped with receptors that specifically target cancerous or infected cells. This platform is a versatile scaffold that enables the creation of multiple classes of immunotherapeutic compounds: Class I: Multi-Functional Immune Cell Stimulators; Class II: Second-Generation Immune Checkpoint Inhibitors; Class III: Multi-Specific Targeting Fusions and Enhanced Immune Cell Engagers. These novel immunotherapeutics are being developed for treatment of a wide range of disease indications, including oncology, autoimmune diseases, and improving quality of life conditions. The Company has constructed over 50 molecules using the TRBC platform. HCW9302 is the lead product candidate for the Company’s clinical development program for autoimmune diseases and other proinflammatory conditions. The Company has dosed the first patient in a Company-sponsored, multi-center Phase 1 clinical trial to evaluate HCW9302 in an autoimmune disease (NCT07049328). The IND-enabling process is underway for three TRBC-based molecules which were selected as the lead product candidates for other clinical development programs in cancer and age-related diseases based on promising preclinical data. The Company has two licensing programs in which it has licensed exclusive rights for some of its proprietary molecules.

About Trimmune

Beijing Trimmune Biotech Co., Ltd. is a new company co-founded by WY Biotech Co., Ltd. and its management team, and HCW Biologics. Trimmune’s management team has strong expertise and capability in financing, CMC, pre-clinical and clinical development, regulatory affairs, and business development. Trimmune will be initially focused on HCW11-006 (re-coded “TB006” in China) development before expending the development operations to other drug candidates. Trimmune is financially supported by tier-one Chinese venture capital organizations and a leading global CRO, and medically supported by top Chinese oncologists. With such support, Trimmune expects to move HCW11-006 swiftly to the clinical stage.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include: the ability for HCWB to recapture and commercialize rights in certain territories; the potential for a future transaction and sharing proceeds therefrom; the success of Trimmune in manufacturing molecules and performing clinical trials; the ability of HCW11-006 to treat cancer and cancer related treatment conditions; the efficacy of HCW11-006 based on pre-clinical data; the value of the Company’s equity in Trimmune after additional capitalization raises, the success and development of current and future indications for HCW11-006; Trimmune’s expectation to initiate a Phase 1 clinical trial in China in the first half of 2027; expectations regarding the ability to demonstrate clinical data and medical benefit; expectations that clinical data may enable further business development opportunities; HCWB’s eligibility to receive future milestone payments and royalties; the exercise of the opt-in right and future co-development of HCW11-006; joint future business development efforts with multinational corporations; future regulatory approval, commercialization, and allocation of development, manufacturing, and commercialization costs; HCWB’s beliefs regarding the promise of HCW11-006 and TRBC-derived product candidates; and the expansion of Trimmune’s development efforts to other drug candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2025, the latest Form 10-Q filed with the SEC on November 14, 2025 and in other filings filed from time to time with the SEC.

Company Contact:

Rebecca Byam

Chief Financial Officer

HCW Biologics Inc.

RebeccaByam@HCWBiologics.com